Exhibit 5.1

Stradling Yocca Carlson & Rauth
Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

April 14, 2004

Endologix, Inc.
13900 Alton Parkway, Suite 122
Irvine, California 92618

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

          At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 200,000 shares of the Company’s common stock, $0.0001 par value, (the “Shares”) reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”).

          We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

          Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth